Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used below, but not otherwise defined below, shall have the meanings ascribed to them in the Certain Defined Terms section of Amendment No. 1 to Form S-4 filed by DTI with the Securities and Exchange Commission on June 24, 2024.

Introduction

The following unaudited pro forma condensed combined financial information and accompanying notes are provided to aid you in your analysis of the financial aspects of the Merger, and adjustments for other material events. These other material events are referred to herein as “Material Events” and the pro forma adjustments for the Material Events are referred to herein as “Adjustments for Material Events.” The following information is also relevant to understanding the unaudited pro forma condensed combined financial information contained herein:

•

On March 6, 2024, DTI, SDPI, Merger Sub I, and Merger Sub II entered into the Merger Agreement. In accordance with the terms of the Merger Agreement, the closing of the Merger occurred on July 31, 2024 (the “Closing Date” or the “Closing”). It was determined that July 31, 2024 also represented the “acquisition date,” as that term is used in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The list below describes certain key events that occurred upon the Closing of the Merger:

•	Merger Sub I merged with and into SDPI, with SDPI surviving the First Merger and becoming a wholly owned subsidiary of DTI.

•

Following the First Effective Time of the First Merger, SDPI, the surviving company of the First Merger, merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of DTI.

•

Each unexercised SDPI Option, vested or unvested, held immediately prior to the First Effective Time, an Assumed SDPI Option, ceased to represent a right to acquire shares of SDPI Common Stock and was assumed by DTI and converted automatically into an option to purchase DTI Common Stock on the same terms and conditions as applied to such SDPI Option immediately prior to the First Effective Time, except that (i) the number of shares of DTI Common Stock subject to each Assumed SDPI Option was determined by multiplying the number of shares of SDPI Common Stock subject to such Assumed SDPI Option immediately prior to the First Effective Time by 0.313, the Option Exchange Ratio, rounded down to the nearest whole share, (ii) the per share exercise price of each Assumed SDPI Option was determined by dividing the per share exercise price of the Assumed SDPI Option immediately prior to the First Effective Time by the Option Exchange Ratio, and rounding such quotient up to the nearest whole cent, and (iii) the Assumed SDPI Option became fully vested immediately upon the First Effective Time.

•	Each outstanding share of SDPI Restricted Stock held immediately prior to the First Effective Time became fully vested and the restrictions lapsed.

•

As a result of the Merger, each share of SDPI Common Stock and SDPI Restricted Stock, issued and outstanding immediately prior to the First Effective Time of the First Merger, was converted into the right to receive, at the election of each holder of such share of SDPI Common Stock and SDPI Restricted Stock, and subject to proration in accordance with the Merger Agreement, either:

•	Cash Election Consideration of $1.00 per Cash Election Share, without interest, or

•	Stock Election Consideration, in which DTI Common Stock, par value $0.0001 was issued at a rate of 0.313 per Stock Election Share, or

Each share of SDPI Common Stock with respect to which no election to receive Cash Election Consideration or Stock Election Consideration was made – a No Election Share, received Cash Election Consideration, as provided in the proration calculations described in the Merger Agreement

•

The product of the Stock Election Multiplier and the Stock Election Shares (the Aggregate Stock Elections) exceeded the Maximum Share Amount, therefore, the proration provision per the Merger Agreement was applied and

•	all Cash Election Shares and No Election Shares were exchanged for the Cash Election Consideration, and

•

a portion of the Stock Election Shares of each holder thereof was exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying the number of such holder’s Stock Election Shares by a fraction, the numerator of which was the Maximum Share Amount and the denominator of which was the Aggregate Stock Elections, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Cash Election Consideration; as a result, a total of 4,845,132 shares of DTI Common Stock were issued to the holders of SDPI Common Stock.

•	On the Closing Date, DTI made the following cash payments in connection with the Closing:

•

$13.7 million was paid to former holders of SDPI Common Stock, which was comprised of (i) $0.4 million in payments to holders of Cash Election Shares, (ii) $4.3 million in payments to holders of No Election Shares, and (iii) $9.0 million in payments to holders of Stock Election Shares, which under the terms of the proration provision of the Merger Agreement, were required to be paid in cash,

•	$2.9 million of SDPI’s transaction costs were paid,

•	$2.3 million of SDPI’s debts were repaid,

•

$1.8 million was paid to former holders of SDPI Restricted Stock; upon Closing, all SDPI Restricted Stock became fully vested and all holders elected to settle their vested shares for Cash Election Consideration, and

•	$0.2 million of severance was paid to a former employee of SDPI.

Material Events and Background Relevant to Material Events

•

Subsequent to June 30, 2024, DTI borrowed $18.0 million in cash under its revolving line of credit to pay a portion of the Merger Consideration. The borrowing incurs interest at a variable rate indexed to the Secured Overnight Financing Rate (“SOFR”) plus a 2.5% margin pursuant to the terms of the revolving line of credit.

•	Subsequent to June 30, 2024, DTI recorded a net reduction of $0.1 million in its accounts payable to SDPI.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of DTI and SDPI as adjusted to give effect to the Merger and Material Events. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives pro forma effect to the Merger and Material Events as if they had occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 was prepared based on (i) the historical unaudited condensed consolidated statement of income and comprehensive income of DTI for the six months ended June 30, 2024 and (ii) the historical unaudited condensed consolidated statement of operations of SDPI for the six months ended June 30, 2024. The unaudited pro forma condensed combined statement of income and comprehensive income for the year ended December 31, 2023, was prepared based on the historical audited consolidated statements of income and operations of DTI and SDPI, respectively.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 reflect adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2024 as a result of the Merger and Material Events are assumed to have been made on January 1, 2023 for the purpose of adjusting the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical unaudited financial statements of DTI as of and for the six months ended June 30, 2024 and 2023, and the related notes included elsewhere in the DTI Report on Form 10-Q filed with the SEC on August 9, 2024;

•

the historical audited financial statements of DTI as of and for the years ended December 31, 2023 and 2022, and the related notes included elsewhere in the DTI Report on Form 10-K filed with the SEC on March 28, 2024;

•

the historical unaudited financial statements of SDPI as of and for the six months ended June 30, 2024, and the related notes included elsewhere in Amendment No. 1 to Form S-4 filed by DTI with the Securities and Exchange Commission on June 24, 2024;[1]

•	the historical audited financial statements of SDPI as of and for the years ended December 31, 2023 and 2022, and the related notes included elsewhere in this Current Report on Form 8-K/A

•

other information relating to DTI and SDPI contained in Amendment No. 1 to Form S-4 filed by DTI with the Securities and Exchange Commission on June 24, 2024, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Merger Agreement” and the sections entitled “Management’s Discussion and Analysis” and “SDPI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and the Material Events taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of DTI.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows could differ, and those differences could be material.

[1]

Historical unaudited financial statements of SDPI as of and for the six months ended June 30, 2024 containing notes (i.e., “footnotes”) have not been prepared. However, the historical unaudited balance sheet of SDPI as of June 30, 2024 and the historical unaudited statement of operations of SDPI for the six months ended June 30, 2024 are contained herein as columns within the unaudited pro forma condensed combined balance sheet as of June 30, 2024 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

			Transaction Accounting Adjustments				Pro Forma Balance Sheet
(In thousands, except per share data)	Drilling Tools International Corporation (Historical)	Superior Drilling Products, Inc. (Note 5)	Adjustment for Material Events	Notes	Other Transaction Accounting Adjustments	Notes
ASSETS
Current assets
Cash	$6,784	$1,741	$18,000	3(aa)	$(20,892)	3(b)	$4,987
	—	—	(82)	3(bb)	(550)	3(c)	—
	—	—	—		(14)	3(f)	—
Accounts receivable, net	35,122	2,042	—		(803)	3(f)	36,361
Inventories, net	14,609	2,806	—		(6)	3(f)	17,409
Prepaid expenses and other current assets	2,702	757	—		(185)	3(f)	3,264
	—	—	—		(10)	3(g)	—
Related party note receivable, current	—	—	—		1,313	3(f)	1,313
Investments - equity securities, at fair value	1,617	—	—		(1,244)	3(b)	—
	—	—	—		(373)	3(e)	—

Total current assets	60,834	7,346	17,918		(22,764)		63,334

Property, plant and equipment, net	71,223	10,730	—		(517)	3(f)	81,436
Operating lease right-of-use assets	21,827	339	—		2,323	3(f)	24,489
Related party note receivable, less current portion	—	—	—		5,254	3(f)	5,254
Intangible assets, net	7,962	—	—		22,850	3(f)	30,812
Goodwill	3,076	—	—		49,160	3(b)	9,400
	—	—	—		(251)	3(g)	—
	—	—	—		(14,811)	3(d)	—
	—	—	—		(27,774)	3(f)	—
Deferred tax asset	—	6,407	—		(6,407)	3(f)	—
Deferred financing costs, net	991	—	—		—		991
Deposits and other long-term assets	961	200	—		—		1,161

Total assets	166,874	25,022	17,918		7,063		216,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	14,014	1,123	(82)	3(bb)	(828)	3(b)	13,474
	—	—	—		(753)	3(f)	—
Accrued expenses and other current liabilities	7,719	2,201	—		(397)	3(f)	9,038
	—	—	—		16	3(c)	—
	—	—	—		(501)	3(g)	—
Current portion of operating lease liabilities	4,133	56	—		91	3(f)	4,280
Current maturities of long-term debt	5,000	593	—		(593)	3(f)	5,000
Current portion of financial obligation	—	89	—		(89)	3(f)	—
Revolving line of credit	—	—	18,000	3(aa)	—		18,000

Total current liabilities	30,866	4,062	17,918		(3,054)		49,792

Operating lease liabilities, less current portion	17,814	121	—		2,247	3(f)	20,182
Long-term debt	19,167	1,445	—		(1,445)	3(f)	19,167
Deferred tax liabilities, net	6,227	—	—		881	3(f)	7,203
	—	—	—		95	3(g)	—
Long-term financial obligation, less current portion	—	3,908	—		(3,908)	3(f)	—
Deferred income	—	675	—		—		675

Total liabilities	74,074	10,211	17,918		(5,184)		97,019

Commitments and contingencies
Stockholders’ equity
Common stock, $ 0.0001 par value, shares authorized 500,000,000 as of June 30, 2024 and December 31, 2023, 29,859,564 shares issued and outstanding as of June 30, 2024 and 29,768,568 shares issued and outstanding as of December 31, 2023	3	30	—		1	3(b)	4
	—	—	—		(30)	3(d)	—
Additional paid-in-capital	96,536	45,556	—		27,851	3(b)	124,387
	—	—	—		543	3(a)	—
	—	—	—		(46,099)	3(d)	—
Accumulated deficit	(3,105)	(30,775)	—		(566)	3(c)	(3,899)
	—	—	—		31,318	3(d)	—
	—	—	—		(373)	3(e)	—
	—	—	—		(543)	3(a)	—
					145	3(g)
Accumulated other comprehensive loss	(634)	—	—		—		(634)

Total stockholders’ equity	92,800	14,811	—		12,247		119,858

Total liabilities and stockholders’ equity	$166,874	$25,022	$17,918		$7,063		$216,877

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

			Transaction Accounting Adjustments
(In thousands, except per share and weighted-average share data)	Drilling Tools International Corporation (Historical)	Superior Drilling Products, Inc. (Note 5)	Adjustment for Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Revenue, net:
Tool rental	$58,294	$1,259	$—		$—		$59,553
Product sale	16,213	8,007	—		(4,297)	4(a)	19,923

Total revenue, net	74,507	9,266	—		(4,297)		79,476
Operating costs and expenses:
Cost of tool rental revenue	14,455	862	—		(2,952)	4(a)	12,365
Cost of product sale revenue	4,080	3,284	—		(1,660)	4(a)	5,704
Selling, general, and administrative expense	37,560	4,213	—		1,158	4(a)	43,032
	—	—	—		178	4(c)	—
	—	—	—		(77)	4(d)	—
Depreciation and amortization expense	11,047	713	—		760	4(f)	12,489
	—	—	—		(31)	4(g)	—

Total operating costs and expenses	67,142	9,072	—		(2,624)		73,590

Income from operations	7,365	194	—		(1,673)		5,886

Other (expense) income, net:
Interest expense, net	(992)	(376)	(711)	4(aa)	—		(1,796)
	—	—	—		86	4(h)	—
	—	—	—		55	4(i)	—
	—	—	—		142	4(c)	—
Gain (loss) on sale of property	42	(6)	—		—		36
Unrealized gain on investments in equity securities	729	—	—		(729)	4(j)	—
Other expense, net	(2,798)	(2,113)	—		—		(4,911)

Total other expense, net	(3,019)	(2,495)	(711)		(446)		(6,671)

Income (loss) before income tax expense	$4,346	$(2,301)	$(711)		$(2,119)		$(785)

Income tax expense	(854)	(75)	—		480	4(l)	(449)

Net income (loss)	$3,492	$(2,376)	$(711)		$(1,639)		$(1,234)

Basic earnings (net loss) per share	$0.12	$(0.08)					$(0.04)	4(m)
Diluted earnings (net loss) per share	$0.12	$(0.08)					$(0.04)	4(m)
Basic weighted-average common shares outstanding	29,792,385	30,391,244					34,637,517	4(m)
Diluted weighted-average common shares outstanding	30,321,002	30,391,244					34,637,517	4(m)

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2023

			Transaction Accounting Adjustments
(In thousands, except per share and weighted-average share data)	Drilling Tools International Corporation (Historical)	Superior Drilling Products, Inc. (Note 5)	Adjustment for Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Income	Notes
Revenue, net:
Tool rental	$119,239	$3,065	$—		$—		$122,304
Product sale	32,795	17,909	—		(10,499)	4(a)	40,205

Total revenue, net	152,034	20,974	—		(10,499)		162,509
Operating costs and expenses:
Cost of tool rental revenue	30,960	1,300	—		(7,243)	4(a)	25,017
Cost of product sale revenue	4,559	7,334	—		(4,004)	4(a)	7,889
Selling, general, and administrative expense	68,264	9,724	—		2,991	4(a)	81,471
	—	—	—		543	4(b)	—
	—	—	—		356	4(c)	—
	—	—	—		(159)	4(d)	—
	—	—	—		(248)	4(e)	—
Depreciation and amortization expense	20,352	1,357	—		1,570	4(f)	23,354
	—	—	—		75	4(g)	—

Total operating costs and expenses	124,135	19,715	—		(6,119)		137,731

Income (loss) from operations	27,899	1,259	—		(4,380)		24,778

Other (expense) income, net:
Interest expense, net	(1,103)	(689)	(1,370)	4(aa)			(2,762)
	—	—	—		96	4(h)	—
	—	—	—		58	4(i)	—
	—	—	—		246	4(c)	—
Recovery of related party note receivable	—	184	—		—		184
Gain on sale of property	101	—	—		—		101
Loss on extinguishment of debt	—	(43)	—		—		(43)
Loss on asset disposal	(489)	(71)	—		—		(560)
Unrealized loss on equity securities	(255)	—	—		255	4(j)	—
Other (expense) income, net	(6,359)	227	—		(566)	4(k)	(6,698)

Total other (expense) income, net	(8,105)	(392)	(1,370)		89		(9,778)

Income (loss) before income tax (expense) benefit	$19,794	$867	$(1,370)		$(4,291)		$15,000

Income tax (expense)/benefit	(5,046)	6,051	—		(5,253)	4(l)	(4,248)

Net income (loss)	$14,748	$6,918	$(1,370)		$(9,544)		$10,752

Basic earnings per share	$0.67	$0.25					$0.41	4(m)
Diluted earnings per share	$0.59	$0.25					$0.36	4(m)
Basic weighted-average common shares outstanding	21,421,610	29,698,498					26,266,742	4(m)
Diluted weighted-average common shares outstanding	25,131,024	29,772,498					29,983,212	4(m)

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Merger and the Adjustments for Material Events. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, or cost savings that may be associated with the Merger.

DTI and SDPI had a historical relationship prior to the Merger. Accordingly, pro forma adjustments were required to eliminate activities between DTI and SDPI.

The pro forma adjustments reflecting the consummation of the Merger and the Adjustments for Material Events are based on certain currently available information and certain assumptions and methodologies that DTI and SDPI believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. DTI and SDPI believe that the assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Merger and the Adjustments for Material Events based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information includes material estimates and assumptions related to the assumed purchase price and allocation of the purchase price in the Merger. These material estimates and assumptions are described further in the following notes.

The Merger will be accounted for under the acquisition method of accounting in accordance with ASC 805. DTI will be treated as the accounting acquirer. Accordingly, SDPI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their estimated fair values in the consolidated balance sheet of DTI subsequent to the Closing of the Merger, and any excess of the purchase price over the estimated fair value of net assets acquired will be recorded as goodwill, which will not be amortized but will be evaluated for impairment at least annually.

DTI’s historical condensed consolidated statement of income and comprehensive income for the six months ended June 30, 2024, SDPI’s historical condensed consolidated statement of operations for the six months ended June 30, 2024, and DTI’s and SDPI’s historical consolidated statements of income and comprehensive income and operations for the year ended December 31, 2023, respectively, were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in DTI’s historical financial statements. Certain accounting policy alignment adjustments and reclassification adjustments are reflected in the SDPI historical financial statements included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 to conform to DTI’s accounting policies and presentation.

DTI’s and SDPI’s historical condensed consolidated balance sheets as of June 30, 2024 were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in DTI’s historical financial statements. Certain accounting policy alignment adjustments and reclassification adjustments are reflected in the SDPI historical financial statements included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 to conform to DTI’s accounting policies and presentation.

2.	Consideration Transferred and Preliminary Purchase Price Allocation for the Merger

Consideration Transferred

The Merger Consideration of $47.9 million is comprised of the following items ($ in thousands):

Cash paid to holders of SDPI Common Stock(1)	$13,668
Cash payment of SDPI transaction costs	2,907
Cash repayment of SDPI debt	2,278
Cash payment to holders of SDPI Restricted Stock	1,806
Cash severance payment to former SDPI employee(2)	233
Fair value of DTI Common Stock issued in exchange for outstanding SDPI Common Stock(3)	27,714
Fair value of replacement awards issued to holders of SDPI Options	138
Effective settlement of preexisting relationship between DTI and SDPI(4)	(828)

Fair value of consideration transferred	$47,916

(1)

Represents cash consideration paid to holders of SDPI Common Stock, which consisted of (i) payment of $0.4 million to holders of SDPI Common Stock who elected to receive Cash Election Consideration of $1.00 per share of SDPI Common Stock held; (ii) payment of $4.3 million to SDPI stockholders who did not make an election to receive either Cash Election Consideration or Stock Election Consideration and, therefore, pursuant to the terms of the Merger Agreement, automatically received Cash Election Consideration of $1.00 per share of SDPI Common Stock held; and (iii) payment of $9.0 million to holders of SDPI Common Stock whereby the Stock Election Shares exceeded the Maximum Share Amount, which triggered the proration provision described in the Merger Agreement.

(2)

Represents a severance payment made in accordance with the terms of an employment agreement between SDPI and an employee that was entered into prior to contemplation of the Merger Agreement. The agreement contained a provision whereby a change in control event would trigger a severance payment, and it was determined that the Closing of the Merger triggered the requirement for such a payment to be made. Upon the Closing, DTI made paid the severance payment on SDPI’s behalf.

(3)

Represents the fair value of the shares of DTI Common Stock issued to holders of SDPI Common Stock as Merger Consideration. Holders of SDPI Common Stock received 4,845,132 shares of DTI’s Common Stock with an aggregate fair value of $27.7 million, which was calculated using the quoted market price of DTI Common Stock of $5.72 per share on the Closing Date.

(4)	Represents the effective settlement of DTI’s accounts payable to SDPI as DTI was a customer of SDPI’s prior to Closing.

Preliminary Purchase Price Allocation for the Merger

The Merger is accounted for as a business combination in accordance with ASC 805, which requires the establishment of a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the acquisition date. Accordingly, the cost to acquire such interests is allocated to the underlying net assets based on their respective fair values. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The pro forma adjustments are based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed and are prepared to illustrate the estimated effect of the Merger. The final amounts allocated to the assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes.2

Fair values were determined in accordance with the concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, DTI is required to record the fair values of assets which may not be intended to be used or sold and/or to value assets at fair value measures that do not reflect DTI’s intended use of those assets. The fair value estimates have been determined using a combination of a cost, market, and income approach. Significant factors considered in the cost approach include replacement cost, reproduction cost, depreciation, physical deterioration, functional obsolescence and economic obsolescence of the assets. The market approach estimates fair value by utilizing market data for similar assets. The preliminary fair value estimates could include estimates for assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The income approach, which is primarily used in the determination of the fair value of identifiable intangible assets, is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting each asset and its related cash flow stream. No assurances can be given that the underlying assumptions used to prepare these analyses will not change. For these and other reasons, actual results may vary significantly from the preliminary estimated results presented in the unaudited pro forma condensed combined financial information. The methodologies and significant assumptions utilized to value the identifiable intangible assets include using a discount rate that is intended to reflect the risks inherent in the expected future cash flow stream as well as the nature of the asset.

The following table presents the preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information (in thousands):

Assets acquired:
Cash	$1,726
Accounts receivable, net	1,239
Related party note receivable, current	1,313
Inventories, net	2,800
Prepaid expenses and other current assets	573
Property, plant and equipment, net	10,213
Related party note receivable, noncurrent	5,254
Operating lease right-of-use asset	2,662
Intangible assets, net	22,850
Deposits and other long-term assets	200

Total assets acquired	48,830
Liabilities assumed:
Accounts payable	370
Current portion of operating lease liabilities	147
Accrued expenses and other current liabilities	1,804
Deferred tax liabilities, net	881
Deferred income	675
Operating lease liabilities, less current portion	2,368

Total liabilities assumed	6,245

Total identifiable net assets	42,585

Goodwill	6,575

Total net assets acquired and goodwill	$49,160

The following table presents a preliminary reconciliation of the fair value of consideration transferred and the fair value of DTI’s investment in SDPI that was acquired and held prior to Closing which is included in the calculation of goodwill ($ in thousands):

Fair value of consideration transferred	$47,916
Fair value of DTI’s investment in SDPI that was acquired and held prior to Closing	1,244

Total fair value consideration transferred and fair value of DTI’s investment in SDPI that was acquired and held prior to Closing	$49,160

[2]

Note that the goodwill recorded on the unaudited pro forma condensed combined balance sheet differs from the preliminary purchase price allocation table as the preliminary purchase price allocation table does not include the pro forma impact of DTI’s assumption of SDPI’s net deferred tax liability and current income taxes payable, which is offset against goodwill through a transaction accounting adjustment.

The following table presents the preliminary amounts allocated to the identified intangible assets, the estimated useful lives of those intangible assets as of the Closing Date, and the methodologies used to determine the fair values of those intangible assets ($ in thousands):

	Fair value	Useful life (in years)	Fair value methodology
Customer relationships	$13,400	15	Multi-period Excess Earnings Method
Developed technology	8,600	15	Relief-From-Royalty Method
Trade names	800	15	Relief-From-Royalty Method
Backlog	50	0.4	Multi-period Excess Earnings Method

Total intangible assets	$22,850

3.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustment for Material Events:

(aa)	Reflects an $18.0 million increase to cash from drawdowns on the DTI revolving line of credit to pay a portion of the Merger Consideration.

(bb)

Reflects a net decrease of $0.1 million to the DTI accounts payable balance, reflecting intercompany accounts payable activity between DTI and SDPI subsequent to June 30, 2024 through the Closing Date.

Pro Forma Other Transaction Accounting Adjustments:

(a)	Reflects the recognition of stock-based compensation for certain unvested SDPI Options and units of SDPI Restricted Stock that were subject to accelerated vesting upon the Closing of the Merger.

(b)

Reflects the total Merger Consideration of $47.9 million, consisting of (i) cash consideration paid to holders of SDPI Common Stock of $13.7 million, (ii) SDPI transaction costs paid by DTI of $2.9 million, (iii) payment by DTI of certain outstanding SDPI debt in the amount of $2.3 million, (iv) cash consideration paid to holders of SDPI Restricted Stock of $1.8 million, (v) $0.2 million of severance payment made in accordance with the terms of an employment agreement between SDPI and an employee that was entered into prior to contemplation of the Merger Agreement, (vi) shares of DTI Common Stock issued to holders of SDPI Common Stock as Merger Consideration with a fair value of $27.7 million, (vii) the $0.1 million fair value of the Assumed SDPI Options, and (viii) $0.8 million of a reduction to consideration transferred due to the effective settlement of DTI’s accounts payable to SDPI as DTI was a customer of SDPI’s prior to Closing. Additionally, reflects the removal of the $1.2 million fair value of DTI’s previously held equity interest in SDPI. The fair value of DTI’s previously held equity interest in SDPI was included in the measurement of goodwill on the Closing Date.

The following table presents a reconciliation of the fair values of the consideration transferred on the Closing Date and the fair value of DTI’s previously held equity interest in SDPI, as of the Closing Date to their respective line items on the pro forma condensed consolidated balance sheet:

Cash paid to holders of SDPI Common Stock	$13,668
Cash payment of SDPI transaction costs	2,907
Cash repayment of SDPI debt	2,278
Cash payment to holders of SDPI Restricted Stock	1,806
Cash severance payment to former SDPI employee	233

Cash	20,892

Fair value of DTI Common Stock issued in exchange for outstanding SDPI Common Stock	27,714
Fair value of replacement awards issued to holders of SDPI Options	138

Additional paid-in-capital	27,851
Common stock, $ 0.0001 par value	1

Effective settlement of preexisting relationship between DTI and SDPI	(828)

Accounts payable	(828)

Fair value of consideration transferred	47,916

Investments - equity securities, at fair value	1,244

Goodwill(1)	$49,160

(1)

Represents the impact to the measurement of goodwill on the Closing Date from the fair value of the consideration transferred and the fair value of DTI’s previously held equity interest in SDPI, as of the Closing Date. Refer to the section above titled, “Preliminary Purchase Price Allocation for the Merger” for further information on the measurement of goodwill on the Closing Date.

(c)

Reflects $0.6 million of DTI transaction costs paid on the Closing Date. Additionally, this entry reflects $16 thousand of additional transaction related costs incurred in connection with the Closing but unpaid as of the Closing Date.

(d)	Reflects the elimination of SDPI’s historical equity balances, inclusive of transaction accounting adjustments impacting SDPI’s equity.

(e)

Remeasurement of the equity interest DTI held in SDPI prior to the Closing Date to its fair value at the Closing Date. DTI owned 1,244,100 shares of SDPI Common Stock, or 4% of the total outstanding SDPI Common Stock, immediately prior to the Closing of the Merger.

(f)

Reflects the preliminary purchase price allocation adjustments to the estimated fair values of the assets acquired and liabilities assumed by DTI in the Merger. The fair values of the tangible assets are based on a combination of market and cost approaches. The fair values of the identifiable intangible assets are based on the income approach. Refer to the section above titled, “Preliminary Purchase Price Allocation for the Merger” for further information on the methodology for preliminary estimates of fair values. This adjustment reflects the removal of certain SDPI debt and SDPI accrued transaction costs as DTI paid cash to settle these liabilities on SDPI’s behalf on the Closing Date. This adjustment also reflects the removal of SDPI’s accounts receivable from DTI as these accounts receivable were effectively settled on the Closing Date. The cash payments to settle the debt and accrued transaction costs increased consideration transferred and are reflected in Note 3(b) and the effective settlement of DTI’s accounts payable to SDPI decreased consideration transferred and is also reflected in Note 3(b).

(g)

Reflects adjustments to the tax asset and the tax liability balances associated with the incremental differences in the book and tax bases created from the Transaction Accounting Adjustments. Deferred taxes are established based on a statutory tax rate based on jurisdictions where income is generated. The effective tax rate of DTI following the Merger could be significantly different (either higher or lower) depending on post-acquisition activities. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and tangible assets and liabilities.

4.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2024 and adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustment for Material Events:

(aa)

Reflects the interest expense associated with the $18.0 million drawdowns on the DTI revolving line of credit at a variable interest rate indexed to SOFR, plus a 2.5% margin applied on top of the SOFR rate pursuant to the terms of the revolving line of credit.

Pro Forma Other Transaction Accounting Adjustments:

(a)	Reflects the elimination of intercompany transactions between DTI and SDPI.

(b)

Reflects stock-based compensation for the recognition of expense associated with the accelerated vesting of certain SDPI Options and shares of SDPI Restricted Stock that are subject to accelerated vesting pursuant to the terms of the original grant agreements upon the Closing of the Merger. The remaining unamortized compensation expense was recognized immediately upon Closing of the Merger.

(c)

To reverse historical interest expense associated with an office building lease that was originally classified as a finance lease in the historical SDPI financial statements. On the Closing Date, an amendment to the lease agreement was signed, which resulted in the derecognition of the finance lease and recognition of the lease as an operating lease. Additionally, this entry reflects the lease expense under the operating lease.

(d)	To reverse the historical expense for SDPI’s directors’ and officers’ insurance policy, which was cancelled on the Closing Date.

(e)

To adjust bonus expense for bonus withholdings from certain SDPI officers serving as guarantors on a related party note receivable. The bonus withholding was used to settle the unpaid accrued interest on the note receivable which was due on the Closing Date.

(f)	Reflects the recognition of amortization expense of the acquired intangible assets from the Merger based on the preliminary estimates of the fair values of the acquired intangible assets.

(g)

Reflects the elimination of historical SDPI depreciation expense and the recognition of depreciation expense based on the preliminary estimates of the fair values of the property, plant, and equipment acquired in the Merger.

(h)

Reflects the elimination of historical interest and amortization expense incurred on certain SDPI debt that was repaid by DTI on the Closing Date. This repayment of SDPI debt by DTI was included in total consideration transferred. See Note 3(b).

(i)	Reflects the reversal of historical factoring arrangement fees paid by SDPI pursuant to a factoring agreement between SDPI and a third party. The factoring agreement was settled on the Closing Date.

(j)

To reflect (i) the reversal of historical unrealized gains on DTI’s previously held equity interest in SDPI for the six months ended June 30, 2024, and (ii) the recognition of the unrealized loss on DTI’s previously held equity interest in SDPI based on the fair value of the equity interest on the Closing Date and reversal of unrealized losses on DTI’s previously held equity interest in SDPI for the year ended December 31, 2023.

(k)

Reflects the estimated DTI transaction costs that were incurred subsequent to June 30, 2024, but prior to the Closing Date, for advisory, legal and other professional fees in connection with the Merger.

(l)

Reflects changes primarily in preliminary estimates of deferred taxes as a result of the Merger. These estimates are preliminary as adjustments to deferred taxes could change due to further refinement of the statutory income tax rates used to measure deferred taxes and changes in the estimates of the fair values of the assets acquired and liabilities assumed.

(m)

The pro forma basic earnings per share for the year ended December 31, 2023 is calculated using the historical basic weighted-average shares of DTI Common Stock outstanding, adjusted for additional shares issued to holders of SDPI Common Stock upon the Closing of the Merger. The pro forma diluted earnings per share for the year ended December 31, 2023, is calculated using the historical diluted weighted-average shares of DTI Common Stock outstanding, adjusted for additional shares issued to holders of SDPI Common Stock upon the Closing of the Merger, with consideration given to the potentially dilutive impact of outstanding SDPI Options which were exchanged for options to purchase DTI Common Stock on the Closing Date. The calculation of the pro forma basic net loss per share is equivalent to the calculation of the pro forma diluted net loss per share for the six months ended June 30, 2024 as all of the potentially dilutive securities were excluded from the diluted net loss per share calculation because their inclusion would have had an anti-dilutive effect.

Pro forma basic and diluted net loss per share is calculated as follows for the six months ended June 30, 2024:

(in thousands except share and per share data)	Six Months Ended June 30, 2024
Numerator:
Pro forma net loss—basic and diluted	(1,234)
Denominator:
Historical DTI weighted-average shares outstanding—basic	29,792,385
Assume January 1, 2023 issuance of shares of DTI Common Stock to holders of SDPI Common Stock pursuant to the Merger Agreement	4,845,132

Pro forma weighted-average shares outstanding—basic and diluted	34,637,517

Pro forma net loss per share—basic and diluted	$(0.04)

The following potential common shares were not included in the computation of diluted net loss per share for the six months ended June 30, 2024 because their inclusion would have had an anti-dilutive effect:

Six Months Ended June 30, 2024
DTI time-based options outstanding	4,893,252
DTI performance-based options outstanding	534,063
SDPI Options exchanged for DTI options upon Closing of the Merger(1)	91,054

Total	5,518,369

(1)

The 91,054 SDPI Options were calculated by multiplying each SDPI Option that was outstanding immediately prior to the Closing of the Merger by the Option Exchange Ratio of 0.313 so that each such SDPI Option is considered exchanged for an option to purchase 0.313 shares of DTI Common Stock and so that the exercise price of each exchanged option is adjusted to equal the exercise price of the SDPI Option it was exchanged for divided by the Option Exchange Ratio of 0.313.

Pro forma basic and diluted earnings per share is calculated as follows for the year ended December 31, 2023:

(in thousands except share and per share data)	Year Ended December 31, 2023
Numerator:
Pro forma net income	10,752
Less: Redeemable convertible preferred stock dividends	(314)

Pro forma net income attributable to common stockholders—basic	10,438
Add: Redeemable convertible preferred stock dividends	314

Pro forma net income attributable to common stockholders—diluted	10,752

Denominator:
Historical DTI weighted-average shares outstanding—basic	21,421,610
Assume January 1, 2023 issuance of shares of DTI Common Stock to holders of SDPI Common Stock pursuant to the Merger Agreement	4,845,132

Pro forma weighted-average shares outstanding—basic	26,266,742

Historical DTI weighted-average shares outstanding—diluted	25,131,024
Assume January 1, 2023 issuance of shares of DTI Common Stock to holders of SDPI Common Stock pursuant to the Merger Agreement	4,845,132
Effect of potentially dilutive SDPI Options exchanged for DTI options upon the Closing of the Merger(1)	7,056

Pro forma weighted-average shares outstanding—diluted	29,983,212

Pro forma earnings per share—basic	$0.41

Pro forma earnings per share—diluted	$0.36

(1)

The 7,056 shares is calculated by A) multiplying each SDPI Option to purchase SDPI Common Stock that was both “in-the-money” and outstanding immediately prior to the Closing of the Merger by the Option Exchange Ratio of 0.313 so that each such SDPI Option is considered exchanged for an option to purchase 0.313 shares of DTI Common Stock and so that the exercise price of each exchanged option is adjusted to equal the exercise price of the SDPI Option it was exchanged for divided by the Option Exchange Ratio of 0.313, and B) by then applying the treasury stock method for calculating diluted earnings per share for the exchanged options.

The following potential common shares were not included in the computation of diluted earnings per share for the year ended December 31, 2023 because their inclusion would not have had a dilutive effect:

Year Ended December 31, 2023
DTI time-based options outstanding(1)	140,135
SDPI Options exchanged for DTI options upon Closing of the Merger(2)	46,634

Total	186,769

(1)	This amount represents the DTI time-based options that would not have had a dilutive effect as they were “out-of-the-money” during all four quarters of the year ended December 31, 2023.
(2)

The 46,634 SDPI Options were calculated by A) multiplying each SDPI Option to purchase SDPI Common Stock that was both “out-of-the-money” during all four quarters of the year ended December 31, 2023 and outstanding immediately prior to the Closing of the Merger by the Option Exchange Ratio of 0.313 so that each such SDPI Option is considered exchanged for an option to purchase 0.313 shares of DTI Common Stock and so that the exercise price of each exchanged option is adjusted to equal the exercise price of the SDPI Option it was exchanged for divided by the Option Exchange Ratio of 0.313, and B) by then applying the treasury stock method for calculating diluted earnings per share to the exchanged options. As these SDPI Options were “out-of-the-money” during all four quarters of the year ended December 31, 2023 they were not included in the diluted earnings per share calculation because their inclusion would not have had a dilutive effect.

5.	Adjustments to conform to DTI’s presentation

During the preparation of the unaudited pro forma condensed combined financial information, management identified differences in the presentation of SDPI’s consolidated financial statements compared to the presentation of DTI’s consolidated financial statements. Further, management performed a review of accounting policies between DTI and SDPI. Management identified certain SDPI accounting policies and presentations which will be adjusted to conform to DTI’s policies and presentations. The adjustments described above are depicted in the tables below:

(In thousands)		Six Months Ended June 30, 2024
Drilling Tools International Corporation Historical Consolidated Statement of Income Line Items	Superior Drilling Products, Inc. Historical Consolidated Statement of Operations Line Items	Superior Drilling Products, Inc. (Historical)	Reclassification Adjustments	Notes	SDPI Policy Alignment Adjustments	Notes	Superior Drilling Products, Inc. Reclassified
Revenue, net:
Tool rental		$—	$1,259	5(a)	$—		$1,259
Product sale		—	8,007	5(a)	—		8,007
	Revenue	9,266	(9,266)	5(a)	—		—

Total revenue, net		9,266	—		—		9,266

Operating cost and expenses:	Operating cost and expenses:
Cost of tool rental revenue		—	862	5(b)	—		862
Cost of product sale revenue		—	3,284	5(b)	—		3,284
	Cost of Revenue	4,146	(4,146)	5(b)	—		—
Selling, general, and administrative expense	Selling, general, and administrative expense	4,162	—		51	5(g)	4,213
Depreciation and amortization expense	Depreciation and amortization expense	713	—		—		713

Total operating costs and expenses	Total operating costs and expenses	9,021	—		51		9,072

Income from operations	Income from operations	245	—		(51)		194

Other (expense) income, net:	Other (expense) income, net:
Interest expense, net	Interest expense, net	(376)	—		—		(376)
Loss on sale of property	Loss on sale of property	(6)	—		—		(6)
Unrealized gain on investments in equity securities		—	—		—		—
Other expense, net		—	(2,113)	5(c)	—		(2,113)
	Interest income	32	(32)	5(c)	—		—
	Acquisition related expenses	(2,145)	2,145	5(c)	—		—

Total other expense, net	Total other expense, net	(2,495)	—		—		(2,495)

Loss before income tax expense	Loss before income tax expense	(2,250)	—		(51)		(2,301)

Income tax expense	Income tax expense	(75)	—		—		(75)

Net loss	Net loss	$(2,325)	$—		$(51)		$(2,376)

(In thousands, except per share data)		June 30, 2024
Drilling Tools International Corporation Historical Consolidated Balance Sheet Line Items	Superior Drilling Products, Inc. Historical Consolidated Balance Sheet Line Items	Superior Drilling Products, Inc. (Historical)	Reclassification Adjustments	Notes	Superior Drilling Products, Inc. Reclassified
ASSETS	ASSETS
Current assets	Current assets
Cash	Cash	$1,741	$—		$1,741
Accounts receivable, net	Accounts receivable	2,042	—		2,042
Inventories, net	Inventories	2,806	—		2,806
Prepaid expenses and other current assets		—	757	5(f)	757
	Prepaid Expenses	276	(276)	5(f)	—
	Other current assets	481	(481)	5(f)	—
Investments - equity securities, at fair value		—	—		—

Total current assets	Total current assets	7,346	—		7,346
Property, plant and equipment, net	Property, plant and equipment, net	10,730	—		10,730
Operating lease right-of-use assets	Right of use assets	339	—		339
Intangible assets, net		—	—		—
Goodwill		—	—		—
Deferred financing costs, net		—	—		—
Deposits and other long-term assets		—	200	5(i)	200
	Other noncurrent assets	200	(200)	5(i)	—
	Deferred tax asset	6,407	—		6,407

Total assets	Total assets	25,022	—		25,022

LIABILITIES AND STOCKHOLDERS’ EQUITY	LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	Current liabilities
Accounts payable	Accounts payable	1,123	—		1,123
Accrued expenses and other current liabilities	Accrued expenses	1,530	671	5(d)	2,201
	Income tax payable	671	(671)	5(d)	—
Current portion of operating lease liabilities	Current portion of operating lease liability	56	—		56
Current maturities of long-term debt		—	593	5(e)	593
	Current portion of long-term debt, net of discounts	593	(593)	5(e)	—
	Current portion of financial obligation	89	—		89
Total current liabilities	Total current liabilities	4,062	—		4,062
Operating lease liabilities, less current portion	Operating lease liability, less current portion	121	—		121
Long-term debt		—	1,445	5(e)	1,445
	Long-term debt, less current portion, net of discounts	1,445	(1,445)	5(e)	—
	Long-term financial obligation, less current portion	3,908	—		3,908
Deferred tax liabilities, net		—	—		—
	Deferred income	675	—		675

Total liabilities		10,211	—		10,211
Commitments and contingencies	Commitments and contingencies
Stockholders’ equity	Stockholders’ equity
Common stock, $0.0001 par value, shares authorized 500,000,000 as of June 30, 2024 and December 31, 2023, 29,859,564 shares issued and outstanding as of June 30, 2024 and 29,768,568 shares issued and outstanding as of December 31, 2023		30	—		30
Additional paid-in-capital	Additional paid-in-capital	45,556	—		45,556
Accumulated deficit	Accumulated deficit	(30,775)	—		(30,775)
Accumulated other comprehensive loss		—	—		—

Total stockholders’ equity	Total stockholders’ equity	14,811	—		14,811

Total liabilities and stockholders’ equity	Total liabilities and stockholders’ equity	$25,022	$—		$25,022

(In thousands)		Year Ended December 31, 2023
Drilling Tools International Corporation Historical Consolidated Statement of Income Line Items	Superior Drilling Products, Inc. Historical Consolidated Statement of Income Line Items	Superior Drilling Products, Inc. (Historical)	Reclassification Adjustments	Notes	SDPI Policy Alignment Adjustments	Notes	Superior Drilling Products, Inc. Reclassified
Revenue, net:
Tool rental		$—	$3,065	5(a)	$—		$3,065
Product sale		—	17,909	5(a)	—		17,909
	Revenue	20,974	(20,974)	5(a)	—		—

Total revenue, net		20,974	—		—		20,974

Operating cost and expenses:	Operating cost and expenses:
Cost of tool rental revenue		—	1,300	5(b)	—		1,300
Cost of product sale revenue		—	6,896	5(b)	438	5(h)	7,334
	Cost of Revenue	8,196	(8,196)	5(b)	—		—
Selling, general, and administrative expense	Selling, general, and administrative expense	9,644	—		80	5(g)	9,724
Depreciation and amortization expense	Depreciation and amortization expense	1,357	—		—		1,357

Total operating costs and expenses	Total operating costs and expenses	19,197	—		518		19,715

Income from operations	Income from operations	1,777	—		(518)		1,259

Other (expense) income, net:	Other (expense) income, net:
Interest expense, net	Interest expense, net	(689)	—		—		(689)
Gain on sale of property		—	—		—		—
Loss on asset disposal	Loss on asset disposal	(71)	—		—		(71)
Unrealized loss on equity securities		—	—		—		—
Other income, net		—	227	5(c)	—		227
	Recovery of related party note receivable	350	(166)	5(c)	—		184
	Interest income	61	(61)	5(c)	—		—
	Loss on extinguishment of debt	(43)	—		—		(43)

Total other expense, net	Total other expense, net	(392)	—		—		(392)

Income before income tax expense	Income before income tax expense	1,385	—		(518)		867

Income tax benefit	Income tax benefit	6,051	—		—		6,051

Net income (loss)	Net income (loss)	$7,436	$—		$(518)		$6,918

(a)	To disaggregate SDPI’s revenue between tool rental and product sale revenue to align with DTI’s financial statement presentation.

(b)	To disaggregate SDPI’s cost of revenue between cost of tool rental and cost of product sale revenue to align with DTI’s financial statement presentation.

(c)

Reflects the reclassification of SDPI’s interest income, inclusive of amounts recorded within recovery of related party note receivable, to other expense, net and other income, net to align with DTI’s financial statement presentation for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. Further, to reflect the reclassification of SDPI’s acquisition related expenses to align with DTI’s financial statement presentation for the six months ended June 30, 2024.

(d)	To reclassify SDPI’s accrued income tax to accrued expenses to align with DTI’s financial statement presentation.

(e)

To reclassify SDPI’s current portion of long-term debt, net of discounts and long-term debt, less current portion, net of discounts to current maturities of long-term debt and long-term debt, respectively to align with DTI’s financial statement presentation.

(f)	To reclassify SDPI’s prepaid expenses and other current assets financial statement line items to align with DTI’s financial statement presentation of prepaid expenses and other current assets.

(g)	Reflects an adjustment to increase SDPI’s historical bad debt expense to align with DTI’s accounting policy.

(h)	Reflects an adjustment to increase SDPI’s historical inventory reserve to align with DTI’s accounting policy.

(i)	To reclassify SDPI’s other noncurrent assets to deposits and other long-term assets to align with DTI’s financial statement presentation.